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                                                                     EXHIBIT 3.1


                           CERTIFICATE OF AMENDMENT OF

                    RESTATED CERTIFICATE OF INCORPORATION OF

                                 ENDOCARE, INC.


        The undersigned, Paul W. Mikus and William R. Hughes, hereby certify that:

        ONE: They are the duly elected and acting President and Secretary, respectively, of Endocare, Inc., a Delaware corporation.

        TWO: The original Certificate of Incorporation of said corporation was filed with the Secretary of State of Delaware on May 10, 1994. The corporation filed a Restated Certificate of Incorporation on December 6, 1995.

        THREE: Article IV of the Restated Certificate of Incorporation of said corporation shall be amended and restated in its entirety to read as follows:

               The total number of shares of stock which the Corporation shall have authority to issue is 51,000,000 shares, consisting of 50,000,000 shares of Common Stock having a par value of $0.001 per share ("Common Stock") and 1,000,000 shares of Preferred Stock having a par value of $0.001 per share ("Preferred Stock").

               The Board of Directors is expressly authorized to provide for the issuance of all or any shares of Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the General Corporation Law. Such authorization shall include, without limitation, the authority to provide that any such class or series may be: (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (d) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

        FOUR: The foregoing amendment has been duly adopted by the directors and stockholders of the corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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        IN WITNESS WHEREOF, the undersigned have executed this Certificate of
Amendment as of the 13th day of July 2000.


                                           /s/  Paul W. Mikus
                                        ----------------------------------------
                                               Paul W. Mikus, President


                                           /s/  William R. Hughes
                                        ----------------------------------------
                                               William R. Hughes, Secretary





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